Exhibit 16.1

May 10, 2019

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Armata Pharmaceuticals, Inc. (f/k/a Ampliphi Biosciences Corporation) who has merged with C3J Therapeutics, Inc. (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 8-K of Armata Pharmaceuticals, Inc. (f/k/a Ampliphi Biosciences Corporation) who has merged with C3J Therapeutics, Inc. dated May 9, 2019. We agree with the statements concerning our Firm contained therein.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

Los Angeles, California

Attachment

Attachment

Item 4.01	Changes in Registrant’s Certifying Accountant.

The disclosure set forth in Item 2.01 above is incorporated herein by reference.

Dismissal of PwC

PricewaterhouseCoopers LLP (“PwC”) was previously engaged as the independent registered public accounting firm for C3J. On January 28, 2019, the Audit Committee of C3J’s board of directors (the “C3J Audit Committee”) dismissed PwC as C3J’s independent registered public accounting firm, effective immediately (the “January Termination”), and engaged Ernst & Young LLP (“EY”) as discussed below to serve in such capacity instead. EY has served as Armata’s independent registered public accounting firm since 2015, and will serve as the independent registered public accounting firm for the combined company following the consummation of the Merger.

In anticipation of the Merger, however, the C3J Audit Committee engaged PwC to audit C3J’s consolidated financial statements for the fiscal year ended December 31, 2017 in accordance with the standards of the Public Company Accounting Oversight Board (United States) (the “PCAOB standards audit”). PwC had previously audited those financial statements in accordance with auditing standards generally accepted in the United States.

On February 18, 2019 the C3J Audit Committee determined to terminate PwC’s engagement with respect to the PCAOB standards audit of C3J’s December 31, 2017 consolidated financial statements, and PwC was notified of such determination on February 18, 2019 (such termination, the “February Termination”).

PwC’s PCAOB standards audit of C3J’s December 31, 2017 consolidated financial statements was in process but not yet complete at the time of the February Termination. Accordingly, PwC did not complete the PCAOB standards audit of C3J’s 2017 consolidated financial statements, and PwC did not issue an audit report under PCAOB standards with respect to those financial statements.

The reports of PwC on C3J’s consolidated financial statements for the years ended December 31, 2017 and 2016 (which were issued under auditing standards generally accepted in the United States but were never filed with the U.S. Securities and Exchange Commission (the “Commission”) because C3J was not subject such reporting requirements) did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

During C3J’s fiscal years ended December 31, 2018 and 2017 and the subsequent interim period through dates of the January Termination and the February Termination, respectively, there were no disagreements (as defined in Item 304(a)(1)(iv) of Regulation S-K under the Securities Act (“Regulation S-K”)) between C3J and PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to PwC’s satisfaction, would have caused PwC to make reference to the subject matter of the disagreement in their reports on C3J’s consolidated financial statements.

During C3J’s fiscal years ended December 31, 2018 and 2017 and the subsequent interim period through dates of the January Termination and the February Termination, respectively, there were no reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K), except that PwC reported to C3J and the C3J Audit Committee that it believed a material weakness in internal control over financial reporting existed related to the lack of segregation of duties, particularly as it relates to the processing of journal entries (such matter as reported by PwC to C3J and the C3J Audit Committee being hereinafter referred to as the “Matter”).

Armata has provided PwC with a copy of the disclosures it is making in this report and requested that PwC furnish a letter addressed to the Commission stating whether or not it agrees with the statements made herein. A copy of the letter, dated May 10, 2019, is filed as Exhibit 16.1 to this report.

Engagement of EY

As described above, effective January 29, 2019, C3J retained EY as its registered public accounting firm, and effective February 21, 2019, C3J retained EY to conduct the PCAOB standards audit of C3J’s December 31, 2017 consolidated financial statements.

During C3J’s two most recent fiscal years and the subsequent interim period preceding the engagement of EY, neither C3J nor anyone on its behalf consulted with EY with respect to: (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on C3J’s consolidated financial statements, and no written report or oral advice of EY was provided to C3J that was an important factor considered by C3J in reaching a decision as to the accounting, auditing, or financial reporting issue; or (ii) any matter that was either the subject of a “disagreement” (as defined in Item 304(a)(1)(iv) of Regulation S-K), or any “reportable event” (as defined in Item 304(a)(1)(v) of Regulation S-K).